AMENDMENT OF ARTICLES OF INCORPORATION

OF

PEAK RESORTS, INC.

HONORABLE JASON KANDER

SECRETARY OF STATE

STATE OF MISSOURI

JEFFERSON CITY, MISSOURI  65101

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

SECTION 1

The present name of the Corporation is Peak Resorts, Inc.

SECTION 2

An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on October 24, 2016.

SECTION 3

Article III of the Articles of Incorporation is amended to read as follows:

The aggregate number, class and par value of shares which the Corporation shall have authority to issue is:  (a) Forty Million (40,000,000) shares of Common Stock, all of which shall have a par value of One Cent ($0.01) per share and (b) Forty Thousand (40,000) shares of Preferred Stock, all of which shall have a par value of One Cent ($0.01) per share.

Article IV of the Articles of Incorporation is amended to read as follows:

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

1. Except to the extent granted to any holder of Common Stock or Preferred Stock pursuant to a written agreement between the Corporation and such holder, no holder of Common Stock or Preferred Stock shall be entitled to preemption or subscription rights with respect to the Common Stock or Preferred Stock.

2. All cumulative voting rights are hereby denied, so that the Common Stock and the Preferred Stock of the Corporation shall not carry with it and no holder or owner of any share or shares of the Common Stock or Preferred Stock shall have any right to cumulative voting in the election of directors or for any other purpose.

3. Subject to any other provisions of these Articles of Incorporation and/or any Certificate of Designation with respect to the Preferred Stock, as each may be amended from time to time, holders of shares of Common Stock and Preferred Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

4. Subject to any provisions of any Certificate of Designation with respect to the Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors, in proportion to the number of shares held by them, respectively.

5. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

6.The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Of the 13,982,400 shares outstanding, 13,982,400 of such shares were entitled to vote on the amendment to Article III.  The number of Common shares voted for such amendment 11,867,852, and the number of shares voted against such amendment 209,110.

Of the 13,982,400 shares outstanding, 13,982,400 of such shares were entitled to vote on the amendment to Article IV.  The number of Common shares voted for such amendment 8,501,486, and the number of shares voted against such amendment 143,090.

SECTION 4

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the value of issued shares of that class., the following is a statement of the manner in which such reduction shall be effected: N/A.

Dated this 24th day of October, 2016.

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

By:/s/ Timothy D. Boyd

Name:Timothy D. Boyd

Title:  President/CEO